Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles to Present at the William Blair

Growth Stock Conference

CHICAGO (June 17, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that it will be presenting at William Blair & Company’s Annual Growth Stock Conference on June 19, 2008 at 11:50 a.m. CDT. Chief Executive Officer L. Kevin Kelly will discuss the company’s business and its strategy for growth.

Mr. Kelly said, “Based on our search confirmations to date and revenue achieved through May, we still expect to be within the range provided for 2008 net revenue guidance of $650 million to $670 million. I also believe that we are on track at this point to achieve an operating margin of approximately 13 percent, assuming we are able to fully realize the cost savings initiatives that we started to implement earlier this quarter. I expect that the next six weeks will provide a lot more clarity on our progress.”

The company’s slides and a live audio broadcast of the presentation will be available on the company’s investor relations page of its website at www.heidrick.com.

The company also announced that it will release its 2008 second quarter results for the period ended June 30, 2008, on Tuesday, July 29, 2008. A news release will be issued prior to the Nasdaq Market opening followed by a conference call at 10:00 am EDT, 9:00 am CDT.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through relationships with clients and individuals worldwide. Today, our leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

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Contact for media:	Eric Sodorff	+1 312 496 1613 or esodorff@heidrick.com
Contact for investors:	Julie Creed	+1 312 496 1774 or jcreed@heidrick.com